Exhibit 10.6

                                                              November 4, 2004


Analytix Capital
104 Field Point
Greenwich, CT 06830


Gentlemen:

         This agreement sets forth the terms on which Global Gold Corporation ("Global") and Analytix Capital ("Analytix") are terminating our consulting, advisory and other services agreement which was effective as of May 1, 2003, as amended (copy attached) (the "Consulting Agreement"). Provided Global closes a private placement with Firebird Global Master Fund, Ltd., Firebird Republics Fund, Ltd, and or Firebird Avrora Fund, Ltd. to sell 3,000,000 Global shares at $0.50 per share and include 3,000,000 warrants to purchase Global shares at $0.75 on or before November 8, 2004, the Consulting Agreement shall be terminated with no further obligations among the parties except as follows.

         On or before December 15, 2004, (1) Analytix or its designee shall be issued 90,000 shares of Global common stock (these shares will be restricted);
(2) All of the warrants issued to Analytix by Global shall be cancelled in exchange for a payment of $15,000; and (3) Confidentiality, governing law and arbitration provisions in the Consulting Agreement shall continue until December 31, 2006.

          In addition, the parties confirm that Global will continue its current office lease from Analytix for at least six months; during this time, the parties shall also negotiate a more definite, mutually agreeable lease for a term of one year or longer. Global represents and warrants that it has not delivered to any of the Firebird entities any of the financial projections or models prepared for Global by Analytix and will not use them with any third party financing sources in the future; Global agrees to hold harmless and indemnify Analytix from any claims from a Firebird entity or any other third party financing source related to financial projections prepared by Analytix prior to November 4, 2004. This agreement supersedes all other agreements between the parties or related to the subject matter hereof and may only be amended in writing signed by both Analytix and Global.



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         Thank you for your consideration. If the foregoing meets with your approval, please execute this agreement in the space provided below, whereupon this will become a binding agreement.

                                           Sincerely,


                                           By: ____________________
                                               Drury Gallagher, Chairman/CEO



Acknowledged and Agreed
Analytix Capital


By: _______________________
    Ara Momjian, Managing Director